Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Leap Therapeutics, Inc. on Form S3 (Nos. 333-221968, 333-223419, 333-248797, 333-271399, 333-278015 and 333-279340) and Form S8 (Nos. 333-215787, 333-223707, 333-232066, 333-237295, 333-254360, 333-262409, 333-266944, 333-269586, 333-274270, 333-276726 and 333-283031) of our report dated March 25, 2025, on our audits of the consolidated financial statements as of December 31, 2024 and 2023 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 25, 2025.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

March 25, 2025